SPECIAL POWER OF ATTORNEY

The undersigned, Thomas Casey Comen, hereby appoints James E. Brophy, III and Brian J. Zavislak, or any one of them, acting alone or in concert, as his attorney-in-fact for the purpose of preparing and signing the undersigned’s name to any Form 3, 4 or 5, or any amendment thereto, required to be filed by me with the Securities and Exchange Commission, pursuant to Section 16(a) of the Securities and Exchange Act of 1934 (the “Act”) with respect to my beneficial ownership of any securities of Knight Transportation, Inc. (the “Company”). The above named attorneys-in-fact, acting alone or in concert, are authorized on my behalf to complete any such Form 3, 4 or 5, or amendment thereto, and may rely on information I provide telephonically, or otherwise, with respect to my ownership of, and the purchases and sales of, any equity securities of the Company. This authorization shall expire as of June 17, 2005.

/s/ Thomas Casey Comen
Thomas Casey Comen, Executive Vice-President, Sales
Knight Transportation, Inc.

STATE OF ARIZONA	)
) ss.
County of Maricopa	)

The foregoing instrument was acknowledged before me this 21st day of June 2004, by Thomas Casey Comen.

/s/ Sandra L. Felsman
Notary Public

My Commission Expires:

May 5, 2006